SUB-ITEM 77D

          The Vertex Contrarian Fund, a series of MFS Series Trust XI, gave notice of a change in principal investment policies as described in the July 10, 2000 supplement to the current prospectus. Changes include detailed disclosure on the flexibility of the fund: reflecting a "growth strategy or value strategy" and that the fund "generally focuses on small to medium market capitalization companies". This supplement was filed with the Securities and Exchange Commission via EDGAR on July 7, 2000. Such description is hereby incorporated by reference.